Exhibit 99.1

Delta Apparel Reports Third Quarter Fiscal 2010 Results

– Revenue Increased 26.0% to a Record $107.9 Million –

– 3Q10 Diluted EPS grows 143% to $0.34 –

– Raises Full Year Sales Expectations to $400 - $405 Million –

GREENVILLE, S.C.--(BUSINESS WIRE)--April 23, 2010--Delta Apparel, Inc. (NYSE Amex: DLA) today reported sales growth of 26.0% and a per share earnings increase of 143% for its third quarter ended March 27, 2010 compared to the prior year third quarter.

Third Quarter Results

Net sales for the three months ended March 27, 2010 were a record $107.9 million, an increase of $22.3 million from the prior year third quarter. Both of the Company’s business segments achieved double-digit sales growth compared to the prior year quarter. Gross margins increased 370 basis points to 23.3% compared to 19.6% in the prior year third quarter. The gross margins in both business segments improved in the third quarter from the first half of fiscal year 2010. However, the higher mix of activewear segment sales in the third quarter lowered the overall gross margins by 60 basis points from the 23.9% gross margin in the first half of fiscal year 2010. Net income for the quarter ended March 27, 2010 was $3.0 million, or $0.34 per diluted share, compared to $0.14 per diluted share in the prior year third quarter.

Fiscal 2010 Year to Date Results

Net sales for the nine months ended March 27, 2010 were $298.2 million, an increase of $47.8 million, or 19.1%, from the prior year nine month period. The sales expansion included organic growth of 11.2% and the net sales contributed by To The Game, LLC, the Company’s headwear business, which was acquired during the fourth quarter of fiscal year 2009. Net income for the nine months ended March 27, 2010 was $6.5 million, or $0.76 per diluted share, a 162.0% increase from the earnings of $0.29 per diluted share in the first nine months of fiscal year 2009.

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “The strong sales and earnings we delivered in the third quarter resulted from the dedicated focus of our management team to successfully capitalize on the Company’s many growth opportunities. We believe the ability to achieve 26.0% sales growth on top of a 13.7% sales gain in the prior year quarter, especially in today’s marketplace, validates our strategy of having diversified distribution channels, broad product offerings, a portfolio of brands and extensive license agreements. Our flexible manufacturing platform supports our business growth by providing consistent, high quality products to our customers at competitive prices. We continue to improve our manufacturing process and have completed speed-to-market initiatives that allow us to fulfill retail orders with shorter lead times while continuing to lower our investments in inventory.”

Fiscal 2010 Guidance

On March 2, 2010, the Company raised its guidance for the 2010 fiscal year ending July 3, 2010, expecting net sales in the range of $395 to $400 million and earnings of $1.20 to $1.30 per diluted share. Based on the stronger than anticipated third quarter sales, the Company now raises its expectations for net sales to be in the range of $400 million to $405 million for the 2010 fiscal year. This compares to fiscal year 2009 net sales of $355.2 million. The Company reiterates its expectations for earnings to be in the range of $1.20 to $1.30 per diluted share compared to $0.76 per diluted share in fiscal year 2009.

Mr. Humphreys added, “Throughout fiscal year 2010 we have been successful in growing market share and improving our bottom line, despite less than ideal conditions. While there is still uncertainty and risk regarding the recovery of the general economy, we believe we are well positioned for continued sales growth and earnings expansion in the years ahead.”

Retail-Ready Apparel

The retail-ready segment, comprised of the Soffe, Junkfood, To The Game and Art Gun businesses, had sales of $46.3 million, a 42.9% increase from the prior year third quarter. Excluding sales of the businesses the Company has owned for less than a year, sales grew organically by 17.9% in the third quarter of fiscal year 2010. The sales increase was driven by a 69.7% sales growth at Junkfood compared with the prior year quarter. Soffe also had sales growth over the prior year third quarter, driven from strong sales in the department store channel as retailers stocked with expectations of a spring selling season stronger than in the prior year. Sales in the other businesses within the retail-ready segment totaled $8.1 million and were on target with the Company’s expectations.

Gross margins in the retail-ready segment increased 50 basis points compared to the prior year third quarter and increased 90 basis points from the first half of fiscal year 2010. Operating income in the retail-ready segment was $3.5 million for the third fiscal quarter of 2010, an increase of $0.7 million from the prior year third quarter.

Activewear Apparel

The activewear segment, comprised of Delta Catalog and FunTees, had sales of $61.7 million for the quarter ended March 27, 2010, an increase of 15.7% compared to the prior year third quarter. Sales growth in the Delta Catalog business was partially offset by sales declines at FunTees. Delta Catalog shipped approximately 32% more units in the third quarter compared to the prior year quarter. This compares to an overall tee shirt market that grew approximately 3.5%. We believe the gains in market share were the result of Delta Catalog’s new merchandising strategies and high service level to its customers. The sales decline at FunTees was driven from lower unit sales, partially offset by an increase in average revenue per unit.

Gross margins in the activewear segment in the third quarter improved 350 basis points from the prior year third quarter and improved 280 basis points from the first half of fiscal year 2010. The activewear segment returned to profitability in the third quarter with an operating profit of $1.4 million, an improvement of $1.9 million from the $0.5 million loss in the prior year third quarter. The Company now expects the activewear segment to be profitable both for the fourth fiscal quarter and the full fiscal year 2010.

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 312-1467. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from April 23, 2010 through May 21, 2010. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is: 6394892.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through its newest acquisition, Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The headwear products can be viewed at www.2thegame.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,800 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; changes in the economic, political and social stability of our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Mar 27, 2010	Mar 28, 2009	Mar 27, 2010	Mar 28, 2009

Net Sales	$107,942	$85,685	$298,224	$250,458
Cost of Goods Sold	82,739	68,915	227,600	198,327
Gross Profit	25,203	16,770	70,624	52,131

Selling, General and Administrative	20,345	14,450	59,164	45,850
Other Income (Expense), Net	56	(34)	189	(49)
Operating Income	4,914	2,286	11,649	6,232

Interest Expense, Net	948	1,028	2,805	3,669

Income Before Provision for Income Taxes	3,966	1,258	8,844	2,563

Provision for Income Taxes	1,008	95	2,324	131

Net Income	$2,958	$1,163	$6,520	$2,432

Weighted Average Shares Outstanding
Basic	8,516	8,503	8,513	8,501
Diluted	8,731	8,505	8,578	8,502

Net Income per Common Share
Basic	$0.35	$0.14	$0.77	$0.29
Diluted	$0.34	$0.14	$0.76	$0.29

		Mar 27, 2010	June 27, 2009	Mar 28, 2009

Current Assets
Cash		$555	$654	$1,162
Receivables, Net		62,258	57,884	49,702
Income Tax Receivable		-	1,755	2,440
Inventories, Net		125,871	125,887	136,469
Deferred Income Taxes		3,492	3,475	3,402
Other Assets		3,474	3,387	3,014
Total Current Assets		195,650	193,042	196,189

Noncurrent Assets
Property, Plant & Equipment, Net		36,142	36,480	37,650
Goodwill and Other Intangibles, Net		25,618	23,928	24,049
Other Noncurrent Assets		3,312	3,543	3,330
Total Noncurrent Assets		65,072	63,951	65,029

Total Assets		$260,722	$256,993	$261,218

Current Liabilities
Accounts Payable and Accrued Expenses		$56,000	$51,955	$52,039
Income Tax Payable		211	-	-
Current Portion of Long Term Debt		5,718	5,718	5,718
Total Current Liabilities		61,929	57,673	57,757

Noncurrent Liabilities
Long-Term Debt		77,045	85,936	93,650
Deferred Income Taxes		1,566	1,223	985
Other Noncurrent Liabilities		336	16	1,070
Total Noncurrent Liabilities		78,947	87,175	95,705

Stockholders' Equity		119,846	112,145	107,756

Total Liabilities and Stockholders' Equity		$260,722	$256,993	$261,218

CONTACT:
Delta Apparel, Inc.
Company Contact:
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Investor Relations Contact:
Brendon Frey, 203-682-8200
Integrated Corporate Relations